EXHIBIT 99.1

Denver Colorado--Dec. 31, 2002--

      EMEX Corp. (EMEX.OB), today announced that it has filed for liquidation under Chapter 7 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Colorado, in Denver.

      In our 10QSB filed for the Quarter ending September 30, 2002, we notified the public that we did not anticipate generating material revenues in 2002 and could only meet our remaining 2002 funding requirements by borrowing additional funds from our existing lender, Thorn Tree Resources LLC ("Thorn Tree"), a major shareholder of ours, or from other independent sources. We indicated that we do not generate significant revenue from operations and cannot continue operations beyond December 31, 2002 without outside funding.

      Thorn Tree has indicated that it will not make additional loans to fund our operations beyond December 31, 2002. We have hired outside financial advisors to help us obtain funding from independent sources, but we have been unsuccessful to date. The Board of Directors believes that the Company's only and best option is to liquidate our assets and distribute any realized proceeds to our creditors. We do not believe that our assets have sufficient value upon liquidation to repay our creditors in full. We do not expect any distribution to our shareholders.

      Chapter 7 permits a company to liquidate its assets under bankruptcy court supervision. Civil lawsuits pending against the Company should be stayed. The Company is still studying at this time which, if any, subsidiaries may be included in the bankruptcy filing in the future.